Exhibit 99.1

News Release CRESTWOOD EQUITY PARTNERS LP 700 Louisiana Street, Suite 2060 Houston, TX 77002 www.crestwoodlp.com

Crestwood Equity Announces Fourth Quarter 2013

Financial and Operating Results

Conference call with management to be held today at 9:00 a.m. Central Time

HOUSTON, TEXAS, February 26, 2014 – Crestwood Equity Partners LP (NYSE: CEQP) (“Crestwood Equity” or “CEQP”) reported today its financial results for the three months and year ended December 31, 2013. As previously announced, Crestwood Holdings Partners LLC acquired CEQP’s general partner on June 19, 2013. As part of that transaction, Crestwood Midstream Partners LP (“Legacy Crestwood Midstream”) agreed to merge into Inergy Midstream, L.P. (“Legacy Inergy Midstream”). The merger was completed on October 7, 2013, and immediately following completion, Legacy Inergy Midstream and Inergy, L.P. changed their names to Crestwood Midstream Partners LP (NYSE: CMLP) (“Crestwood Midstream” or “CMLP”) and Crestwood Equity, respectively. The full-year 2013 operating results included in the accompanying tables include the consolidated results of Crestwood Gas Services GP LLC (“Crestwood GP”) and Legacy Crestwood Midstream for the full year ended December 31, 2013, and the contribution from Crestwood Equity and Legacy Inergy Midstream for the period subsequent to Crestwood Holdings LLC’s acquisition of CEQP’s general partner on June 19, 2013.

Crestwood Midstream owns the majority of the assets of the consolidated results herein. Crestwood Equity directly owns Tres Palacios Gas Storage and the NGL supply and logistics business which also includes its West Coast facility. Crestwood Midstream today issued a separate news release reporting stand-alone results for its operations.

“We are excited about the growth platform for the Crestwood partnerships which we created through the Inergy merger,” stated Robert G. Phillips, Chairman, President and Chief Executive Officer of Crestwood’s general partner. “Crestwood is now well positioned in the most active shale plays, with an excellent nationwide asset portfolio to provide services across the midstream value chain. Additionally, the merger and our 2013 acquisitions provide Crestwood with a substantial backlog of growth projects in the Marcellus, Bakken and Powder River Basin Niobrara Shale plays that will drive 2014-2015 growth as these plays continue to be actively developed by producers.

“Related specifically to the assets directly owned by Crestwood Equity, we were pleased with fourth quarter 2013 performance which was in-line with our expectations. Crestwood Equity’s NGL and Crude Services assets had a strong quarter, posting a 10% increase in EBITDA from the third quarter 2013, after adjusting for fair value changes on derivative contracts. Colder winter weather throughout the Northeast market areas increased the demand for our NGL storage, transportation and marketing services. In addition, we continue to make good progress at Tres Palacios, and we remain on track to reduce lease storage payments and property taxes in 2014 as we discussed last quarter. Overall, based

-more-

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on the expected growth in our NGL business and the cost savings initiatives at Tres Palacios in 2014, the outlook for CEQP’s operating assets plus the growing contribution of incentive distribution rights of CMLP, continue to support our expectations for increased distributable cash flow at CEQP in 2014,” stated Phillips.

Fourth Quarter 2013 Financial Highlights

•	Reported adjusted earnings before interest, taxes, depreciation, amortization and accretion (“Adjusted EBITDA”) of $110.6 million, an 11% increase over Adjusted EBITDA of $99.9 million in the third quarter 2013 (Adjusted EBITDA is a Non-GAAP measure. Please refer to the financial tables accompanying this release for reconciliation to GAAP.);

•	Reported a net loss of $42.1 million which included $59 million of certain non-cash charges and transaction-related expenses. Excluding these items, net income would have been $16.9 million in the fourth quarter 2013. Net loss in the third quarter 2013 was $7.9 million, which included $18.7 million of certain non-cash charges and transaction-related expenses;

•	Excluding the $31.4 million earn-out noted below and changes in fair value on derivative contracts, EBITDA generated by operating segments totaled $122.9 million, a 12% increase from EBITDA of $109.6 million in the third quarter 2013;

•	EBITDA of CEQP operational assets increased by 18% to $21.1 million in the fourth quarter, compared with $17.9 million in the third quarter 2013, reflecting favorable operating margins in the NGL wholesale and West Coast operations;

•	EBITDA of CMLP operational assets increased 11% to $101.8 million in the fourth quarter, compared with $91.7 million in the third quarter 2013, reflecting the contribution of Marcellus expansion projects completed during the quarter in the Gathering and Processing segment and the partial quarter contribution to the NGL and Crude Services segment from the Arrow acquisition completed in November 2013; and

•	Fourth quarter 2013 results include a $31.4 million non-cash accrual for an earn-out payment associated with the acquisition of the Marcellus gathering system from Antero Resources (“Antero”) in 2012, $17.8 million of transaction-related expenses associated primarily with the Crestwood Midstream merger, and $9.8 million of non-cash equity-based compensation. The Antero earn-out accrual represents the current estimated fair value of a potential payment to Antero in the first quarter 2015, which will be based on actual gathering volumes on the Marcellus systems during 2012, 2013 and 2014 compared to volume targets negotiated as a part of the original acquisition. The accrual in the fourth quarter 2013 reflects our forecast that based on current Antero drilling plans, Antero’s actual volumes for the three-year period will exceed our initial forecasts.

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Fourth Quarter 2013 Distributions

On January 23, 2014, Crestwood Equity announced a $0.1375 per limited partner unit cash distribution that was paid on February 14, 2014. The fourth quarter 2013 distribution represents a 2% increase over the distribution paid for the third quarter 2013.

Distributions paid to CEQP totaled $10.4 million related to CMLP’s fourth quarter 2013 distribution, including $7.5 million related to the incentive distribution rights owned by CEQP, a 14% increase over the amount received by CEQP related to the third quarter 2013 distribution.

Fourth Quarter 2013 Financial and Operating Results

Adjusted EBITDA totaled $110.6 million for the fourth quarter 2013, an 11% increase from Adjusted EBITDA of $99.9 million in the third quarter 2013.

EBITDA of the Gathering and Processing segment for the fourth quarter 2013, excluding the $31.4 million non-cash charge related to the Antero earn-out provision, totaled $47.5 million, a 10% increase over the third quarter 2013. Total fourth quarter 2013 gathering and compression volumes were up 6% and 30% respectively to 1.086 billion cubic feet per day (“Bcf/d”) and 347 million cubic feet per day (“MMcf/d”) from 1.024 Bcf/d and 267 MMcf/d respectively in the third quarter 2013. The increase in both gathering and compression volumes were negatively impacted by severe cold weather across the U.S. during the fourth quarter, which resulted in production shut-ins and slower drilling and completion activities by producers in some areas. The improvement in compression volumes was directly attributable to the completion of new compression projects recently placed in service in the Marcellus region. All of the assets in the Gathering and Processing segment are owned by CMLP.

EBITDA in the NGL and Crude Services segment totaled $39.3 million during the fourth quarter of 2013, compared with $21.8 million in the third quarter 2013. EBITDA attributable to assets owned by CMLP and CEQP totaled $20.7 million and $18.6 million, respectively, during the fourth quarter 2013, compared with $15.1 million and $6.7 million, respectively, during the third quarter 2013. The increase in EBITDA of CMLP owned assets was primarily attributable to the partial contribution from the Arrow assets. The increase in EBITDA of CEQP owned assets was primarily the result of the contribution from our NGL business due to strong demand for our supply and logistics services due to severe winter weather.

EBITDA in the Storage and Transportation segment totaled $36.7 million for the fourth quarter 2013, compared with $34.9 million for the third quarter 2013. EBITDA attributable to assets owned by CMLP totaled $33.6 million during the fourth quarter, compared with $33.4 million during the third quarter 2013. Storage facilities owned by CMLP continue to operate at fully contracted capacity. EBITDA resulting from the Tres Palacios facility (which

NEWS RELEASE

is the only operating asset in the Storage and Transportation segment owned directly by CEQP) totaled $3.1 million during the fourth quarter, $1.6 million higher than the third quarter 2013, primarily due to lower property tax expense.

Corporate includes operating and administrative expenses not allocated to the operating segments above. Corporate expenses attributable to CMLP and CEQP totaled $36.7 million and $3.9 million, respectively, during the fourth quarter 2013, compared with $25.2 million and $3.9 million, respectively, during the third quarter 2013. The increase in Corporate expenses was primarily attributable to significant transaction-related expenses and non-cash compensation expense due to accelerated vesting as a result of the completion of the merger of Legacy Crestwood Midstream and Legacy Inergy Midstream.

Project Update and 2014 Business Outlook

The information provided below relates to operating assets owned directly by CEQP. Additional information on project updates and business outlook related to the operating assets owned directly by CMLP is included in a separate news release issued by CMLP today.

Gulf Coast Storage

In December 2013, Crestwood Equity announced its strategy to reduce costs by up to $10 million at Tres Palacios through the combination of (i) requesting FERC authorization to reduce the facility’s certificated capacity by up to 60% (potentially reducing its working gas capacity to as low as 15.5 Bcf), which would reduce the storage lease expense for the facility, and (ii) pursuing property tax relief through revaluation of tax appraisals for the facility that are not indicative of real asset value and market conditions. In response to its abandonment application, Crestwood Equity has received full support from its customers and expects to receive FERC approval in the first half of 2014. Crestwood Equity also expects to realize $4 million in savings due to property tax reductions in 2014.

Additionally, Crestwood Equity continues to make progress on potential NGL storage opportunities around Tres Palacios as well as positioning the asset to capitalize on increasing future natural gas demand in the U.S. Gulf Coast and Mexico.

NGL Supply & Logistics

Nationwide, Crestwood Equity handled and marketed more than 350,000 barrels per day (“Bbls/d”) of NGLs in the fourth quarter 2013, capping a strong quarter driven by unprecedented propane demand and basis, particularly in the Northeast. Post-merger, Crestwood’s nationwide asset footprint, coupled with extensive relationships on the demand and supply side of the value chain, is beginning to attract customers’ interest. This is leading to greater opportunity to cross-sell services and provides further confidence in Crestwood’s ability to grow its NGL supply and logistics business by greater than 10% annually.

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Liquidity and Capital Spending

At December 31, 2013, debt outstanding was composed primarily of $1,461 million of fixed-rate senior notes issued by Crestwood Midstream, approximately $415 million outstanding under Crestwood Midstream’s revolving credit facility and $381 million outstanding under Crestwood Equity’s revolving credit facility.

In October 2013, Moody’s and Standard & Poor’s reaffirmed corporate credit ratings for Crestwood Midstream of Ba3 (stable) and BB (stable), respectively.

Organic growth capital expenditures for the year ended December 31, 2013, totaled approximately $320 million. The majority of capital spending related to construction of pipeline laterals and compression equipment in the Marcellus Shale and expansion of the COLT Hub in the Bakken Shale. Acquisitions during 2013 included the $108 million acquisition of a 50% interest in the Jackalope Gas Gathering system in July, the $23 million acquisition of an approximate 50% interest in the Douglas crude oil rail loading facility in September, and the $750 million Arrow acquisition in November.

Conference Call

Management will host a conference call for investors and analysts of Crestwood Equity and Crestwood Midstream (collectively, “Crestwood”) today at 10:00 a.m. Eastern Time (9:00 a.m. Central Time) which will be broadcast live over the Internet. Investors may participate in the call either by phone or audio webcast.

By Phone:	Dial 480-629-9692 at least 10 minutes before the call and ask for the Crestwood Earnings Call. A replay will be available for one week by dialing 303-590-3030 and using the access code 4665006#.

By Webcast:	Connect to the webcast via the “Presentations and Webcasts” page in the Investor Relations section of Crestwood’s website at www.crestwoodlp.com. Please log in at least 10 minutes in advance to register and download any necessary software. A replay will be available shortly after the call for 90 days.

Basis of Presentation and Non-GAAP Financial Measures

Pursuant to U.S. generally accepted accounting principles (“GAAP”), the acquisition of Crestwood Marcellus Midstream (“CMM”) in January 2013 was accounted for as a reorganization of entities under common control. As such, the historic operations of CMM were retroactively adjusted to reflect Legacy Crestwood Midstream’s results as if Legacy Crestwood Midstream owned 100% of CMM since CMM’s formation and commencement of operations at the end of March 2012. Full year 2012 results were recast in a Form 8-K filed with the Securities and Exchange Commission on May 10, 2013. Information related to 2012 reflected in this news release reflects the recast nature of these amounts.

NEWS RELEASE

As noted above, data included in this news release reflect only the operations of Legacy Crestwood Midstream prior to June 19, 2013.

Adjusted EBITDA and adjusted distributable cash flow are non-GAAP financial measures. The accompanying schedules of this news release provide reconciliations of these non-GAAP financial measures to their most directly comparable financial measures calculated and presented in accordance with GAAP. Our non-GAAP financial measures should not be considered as alternatives to GAAP measures such as net income or operating income or any other GAAP measure of liquidity or financial performance.

Forward-Looking Statements

The statements in this news release regarding future events, occurrences, circumstances, activities, performance, outcomes and results are forward-looking statements. Although these statements reflect the current views, assumptions and expectations of Crestwood’s management, the matters addressed herein are subject to numerous risks and uncertainties which could cause actual activities, performance, outcomes and results to differ materially from those indicated. Such forward-looking statements include, but are not limited to, statements about the future financial and operating results, objectives, expectations and intentions and other statements that are not historical facts. Factors that could result in such differences or otherwise materially affect Crestwood’s financial condition, results of operations and cash flows include, without limitation, the possibility that expected synergies will not be realized, or will not be realized within the expected timeframe; fluctuations in crude oil, natural gas and NGL prices; the extent and success of drilling efforts, as well as the extent and quality of natural gas and crude oil volumes produced within proximity of Crestwood assets; failure or delays by customers in achieving expected production in their oil and gas projects; competitive conditions in the industry and their impact on our ability to connect supplies to Crestwood gathering, processing and transportation assets or systems; actions or inactions taken or non-performance by third parties, including suppliers, contractors, operators, processors, transporters and customers; the ability of Crestwood to consummate acquisitions, successfully integrate the acquired businesses, realize any cost savings and other synergies from any acquisition; changes in the availability and cost of capital; operating hazards, natural disasters, weather-related delays, casualty losses and other matters beyond Crestwood’s control; timely receipt of necessary government approvals and permits, the ability of Crestwood to control the costs of construction, including costs of materials, labor and right-of-way and other factors that may impact Crestwood’s ability to complete projects within budget and on schedule; the effects of existing and future laws and governmental regulations, including environmental and climate change requirements; the effects of existing and future litigation; and risks related to the substantial indebtedness, of either company, as well as other factors disclosed in Crestwood

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Equity’s and Crestwood Midstream’s filings with the U.S. Securities and Exchange Commission. You should read filings made by Crestwood with the U.S. Securities and Exchange Commission, including Annual Reports on Form 10-K and the most recent Quarterly Reports and Current Reports for a more extensive list of factors that could affect results. Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management’s view only as of the date made. Crestwood does not assume any obligation to update these forward-looking statements.

About Crestwood Midstream Partners LP

Houston, Texas, based Crestwood Midstream (NYSE: CMLP) is a master limited partnership that owns and operates midstream businesses in multiple unconventional shale resource plays across the United States. Crestwood Midstream is engaged in the gathering, processing, treating, compression, storage and transportation of natural gas; transportation, fractionation, storage, and terminalling of NGLs; and gathering, storage and terminalling of crude oil. Prior to the merger of Legacy Crestwood Midstream into Legacy Inergy Midstream on October 7, 2013, the partnership was named Inergy Midstream, L.P. and was traded on the New York Stock Exchange under the ticker symbol “NRGM.”

About Crestwood Equity Partners LP

Houston, Texas, based Crestwood Equity (NYSE: CEQP) is a master limited partnership that owns the general partner interest, the incentive distribution rights and an approximate 4% limited partner interest of Crestwood Midstream. In addition, Crestwood Equity’s operations include a natural gas storage business in Texas and an NGL and crude oil supply and logistics business that serves customers in the United States and Canada. Prior to October 7, 2013, Crestwood Equity Partners LP was named Inergy, L.P. and was traded on the New York Stock Exchange under the ticker symbol “NRGY.”

CONTACT

Mark Stockard

Vice President, Investor Relations

832-519-2207

mstockard@crestwoodlp.com

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NEWS RELEASE

CRESTWOOD EQUITY PARTNERS LP (FORMERLY INERGY, L.P.)

Consolidated Statements of Operations

(in millions, except unit and per unit data)

	Three Months Ended (unaudited)			Year Ended December 31,
	December 31, 2013	September 30, 2013	December 31, 2012(a)	2013(a) (unaudited)	2012(a)
Revenues:
Gathering and processing	$76.0	$47.0	$40.5	$216.3	$125.8
NGL and crude services	682.5	307.3	—	1,031.3	—
Storage and transportation	49.1	48.8	—	104.2	—
Related party	0.6	24.1	27.0	74.9	113.7

	808.2	427.2	67.5	1,426.7	239.5

Costs of product/services sold (excluding depreciation, amortization and accretion as shown below):
Gathering and processing	5.9	5.3	(2.9)	24.1	23.8
NGL and crude services	622.6	270.0	—	930.0	—
Storage and transportation	8.0	7.1	—	15.7	—
Related party	10.3	7.6	15.2	32.5	15.2

	646.8	290.0	12.3	1,002.3	39.0
Expenses:
Operating and administrative	79.9	66.3	20.7	198.1	72.7
Depreciation, amortization and accretion	62.1	55.4	21.3	167.9	73.2

	142.0	121.7	42.0	366.0	145.9
Other operating income (expense):
Goodwill impairment	—	(4.1)	—	(4.1)	—
Gain on long-lived assets	0.9	4.4	—	5.3	—
Gain (loss) on contingent consideration	(31.4)	—	—	(31.4)	6.8

Operating income (loss)	(11.1)	15.8	13.2	28.2	61.4

Earnings (loss) from unconsolidated affiliates, net	0.3	(0.4)	—	(0.1)	—
Interest and debt expense, net	(31.7)	(22.8)	(10.4)	(77.9)	(35.8)
Other income	0.2	—	—	0.2	—

Income (loss) before income taxes	(42.3)	(7.4)	2.8	(49.6)	25.6
Provision (benefit) for income taxes	(0.2)	0.5	0.3	1.0	1.2

Net income (loss)	(42.1)	(7.9)	2.5	(50.6)	24.4
Net (income) loss attributable to non-controlling partners	50.4	(0.4)	(0.3)	57.3	(9.5)

Net income (loss) attributable to Crestwood Equity Partners LP	$8.3	$(8.3)	$2.2	$6.7	$14.9

Limited partners’ interest information:
Subordinated unitholders’ interest in net income (loss)	$0.2	$(0.2)	$0.2	$0.3	$1.7

Common unitholders’ interest in net income (loss)	$8.1	$(8.1)	$2.0	$6.4	$13.2

Net income (loss) per limited partner unit:
Basic	$0.04	$(0.05)	$0.06	$0.06	$0.38

Diluted	$0.04	$(0.05)	$0.06	$0.06	$0.38

Weighted-average limited partners’ units outstanding (in thousands): (b)
Basic	180,074	166,720	35,103	109,145	35,103
Dilutive units	4,388	4,388	4,388	4,388	4,388

Diluted	184,462	171,108	39,491	113,533	39,491

(a)	Results reflect the activity of Crestwood GP (including the consolidation of Legacy Crestwood Midstream’s business) for full periods presented, and the activity of Legacy Inergy (including the consolidation of Legacy Inergy Midstream’s business) only for the period from June 19, 2013 to December 31, 2013. This presentation is required under U.S. Generally Accepted Accounting Principles (“GAAP”).
(b)	The calculation of the weighted-average number of limited partner units outstanding is based on the number of units issued by CEQP to acquire Crestwood GP’s general partner interest (approximately 35.1 million common units and 4.4 million subordinated units) as if they were outstanding for the entire period prior to the June 19, 2013 acquisition. On the date of the acquisition, all of CEQP’s limited partner units (approximately 166.7 million common units and approximately 4.4 million subordinated units) were considered outstanding. This presentation is required under GAAP.

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CRESTWOOD EQUITY PARTNERS LP (FORMERLY INERGY, L.P.)

Selected Balance Sheet Data

(in millions)

	December 31,
	2013	2012
	(unaudited)
Cash and cash equivalents	$5.2	$0.1

Outstanding debt:

Crestwood Equity Partners LP (a)
Revolving credit facility	$381.0	$—
Senior unsecured notes	11.4	—
Other	2.8	—

Subtotal	$395.2	$—

Crestwood Midstream Partners LP
Revolving credit facility (c)	414.9	—
Senior unsecured notes	600.0	—

Subtotal	$1,014.9	$—

Legacy Crestwood Midstream Partners LP (b)
Revolving credit facility - CMLP (c)	—	206.7
CMM credit facility (c)	—	127.0
Senior unsecured notes	350.0	350.0
Other	1.2	1.5

Subtotal	$351.2	$685.2

Legacy Inergy Midstream, L.P. (d)
Senior unsecured notes	500.0	—
Other	4.7	—

Subtotal	$504.7	$—

Total debt	$2,266.0	$685.2

Total partners’ capital	$5,508.6	$1,550.7

Crestwood Equity Partners LP partners’ capital

Limited partner units outstanding	185.3	39.5

(a)	Legacy Inergy Midstream, Legacy Crestwood Midstream and their respective subsidiaries do not provide credit support or guarantee any amounts outstanding under CEQP’s credit facility or senior notes.
(b)	CEQP and each of its wholly owned subsidiaries do not provide credit support nor do they guarantee any amounts outstanding under the Legacy Crestwood Midstream credit facility, the CMM credit facility, or senior notes.
(c)	On October 7, 2013, Legacy Inergy Midstream repaid and retired the credit facilities in connection with the closing of the merger, and Crestwood Midstream entered into a new five year $1.0 billion revolving credit facility.
(d)	CEQP and each of its wholly owned subsidiaries do not provide credit support nor do they guarantee any amounts outstanding under the Legacy Inergy Midstream credit facility or senior notes.

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CRESTWOOD EQUITY PARTNERS LP (FORMERLY INERGY, L.P.)

Segment Data

(in millions)

	Three Months Ended (unaudited)			Year Ended December 31,
	December 31, 2013	September 30, 2013	December 31, 2012	2013 (unaudited)	2012
Gathering and Processing
Operating revenues	$76.6	$71.1	$67.5	$291.2	$239.5
Costs of product/services sold	16.2	12.9	12.3	56.6	39.0
Operating and administrative expense	14.4	14.9	13.1	54.9	43.1
Goodwill impairment	—	(4.1)	—	(4.1)	—
Gain on long-lived assets	1.0	4.4	—	5.4	—
Earnings (loss) from unconsolidated affiliate	0.5	(0.4)	—	0.1	—
Gain (loss) on contingent consideration	(31.4)	—	—	(31.4)	6.8

EBITDA	$16.1	$43.2	$42.1	$149.7	$164.2

NGL and Crude Services
Operating revenues	$682.5	$307.3	$—	$1,031.3	$—
Costs of product/services sold	622.6	270.0	—	930.0	—
Operating and administrative expense	20.3	15.5	—	37.6	—
Loss on long-lived assets	(0.1)	—	—	(0.1)	—
Loss from unconsolidated affiliate	(0.2)	—	—	(0.2)	—

EBITDA	$39.3	$21.8	$—	$63.4	$—

Storage and Transportation
Operating revenues	$49.1	$48.8	$—	$104.2	$—
Costs of product/services sold	8.0	7.1	—	15.7	—
Operating and administrative expense	4.4	6.8	—	12.1	—

EBITDA	$36.7	$34.9	$—	$76.4	$—

Total Segment EBITDA	$92.1	$99.9	$42.1	$289.5	$164.2
Corporate	(40.6)	(29.1)	(7.6)	(93.3)	(29.6)

EBITDA	$51.5	$70.8	$34.5	$196.2	$134.6

NEWS RELEASE

CRESTWOOD EQUITY PARTNERS LP (FORMERLY INERGY, L.P.)

Reconciliation of Non-GAAP Financial Measures

(in millions)

(unaudited)

	Three Months Ended			Year Ended December 31,
	December 31, 2013	September 30, 2013	December 31, 2012	2013	2012
EBITDA
Net income (loss)	$(42.1)	$(7.9)	$2.5	$(50.6)	$24.4
Interest and debt expense, net	31.7	22.8	10.4	77.9	35.8
Provision (benefit) for income taxes	(0.2)	0.5	0.3	1.0	1.2
Depreciation, amortization and accretion	62.1	55.4	21.3	167.9	73.2

EBITDA	$51.5	$70.8	$34.5	$196.2	$134.6
Significant items impacting EBITDA:
Non-cash equity compensation expense	9.8	5.6	0.4	17.4	1.9
(Gain) loss on contingent consideration	31.4	—	—	31.4	(6.8)
Gain on long-lived assets	(0.9)	(4.4)	—	(5.3)	—
Goodwill impairment	—	4.1	—	4.1	—
(Earnings) loss from unconsolidated affiliates, net	(0.3)	0.4	—	0.1	—
Adjusted EBITDA from unconsolidated affiliates	1.9	0.6	—	2.5	—
Change in fair value of derivative contracts	(0.6)	9.7	—	10.7	—
Significant transaction related costs and other items	17.8	13.1	1.4	40.6	4.7

Adjusted EBITDA (a)	$110.6	$99.9	$36.3	$297.7	$134.4

Distributable Cash Flow
Adjusted EBITDA	$110.6	$99.9	$36.3	$297.7	$134.4
Cash interest expense (b)	(26.1)	(22.1)	(8.8)	(70.4)	(30.3)
Maintenance capital expenditures (c)	(5.9)	(4.5)	(1.3)	(13.4)	(4.3)
Income tax benefit (expense)	0.2	(0.5)	(0.3)	(1.0)	(1.2)
Deficiency payment	—	1.6	3.9	1.6	5.3
Public Crestwood Midstream LP unitholders interest in CMLP adjusted distributable cash flow (d)	(54.5)	(58.2)	—	(161.1)	—

Adjusted distributable cash flow attributable to CEQP (e)	$24.3	$16.2	$29.8	$53.4	$103.9

(a)	EBITDA is defined as income before income taxes, plus net interest and debt expense, and depreciation, amortization and accretion expense. In addition, Adjusted EBITDA considers the adjusted earnings impact of our unconsolidated affiliates by adjusting our equity earnings or losses from our unconsolidated affiliates for our proportionate share of their depreciation and interest, the impact of certain significant items, such as non-cash equity compensation expenses, gains and impairments of long-lived assets and goodwill, third party costs incurred related to potential and completed acquisitions, gain or loss on contingent consideration, and other transactions identified in a specific reporting period. EBITDA and Adjusted EBITDA are not measures calculated in accordance with accounting principles generally accepted in the United States of America (GAAP), as they do not include deductions for items such as depreciation, amortization and accretion, interest and income taxes, which are necessary to maintain our business. EBITDA and Adjusted EBITDA should not be considered an alternative to net income, operating cash flow or any other measure of financial performance presented in accordance with GAAP. EBITDA and Adjusted EBITDA calculations may vary among entities, so our computation may not be comparable to measures used by other companies.
(b)	Cash interest expense less amortization of deferred financing costs plus bond premium amortization plus or minus fair value adjustment of interest rate swaps.
(c)	Maintenance capital expenditures are defined as those capital expenditures which do not increase operating capacity or revenues from existing levels.
(d)	Crestwood Midstream adjusted distributable cash flow less incentive distributions paid to the general partner and the public LP ownership interest in Crestwood Midstream.
(e)	Distributable cash flow is defined as Adjusted EBITDA, less cash interest expense, maintenance capital expenditures, income taxes, deficiency payments (primarily related to deferred revenue), and public Crestwood Midstream LP unitholders interest in CMLP adjusted distributable cash flow. Distributable cash flow should not be considered an alternative to cash flows from operating activities or any other measure of financial performance calculated in accordance with generally accepted accounting principles as those items are used to measure operating performance, liquidity, or the ability to service debt obligations. We believe that distributable cash flow provides additional information for evaluating our ability to declare and pay distributions to unitholders. Distributable cash flow, as we define it, may not be comparable to distributable cash flow or similarly titled measures used by other corporations and partnerships.

NEWS RELEASE

CRESTWOOD EQUITY PARTNERS LP (FORMERLY INERGY, L.P.)

Reconciliation of Non-GAAP Financial Measures

(in millions)

(unaudited)

	Three Months Ended			Year Ended December 31,
	December 31, 2013	September 30, 2013	December 31, 2012	2013	2012
EBITDA
Net cash provided by operating activities	$74.2	$56.7	$24.2	$188.3	$102.1
Net changes in operating assets and liabilities	(8.6)	(6.7)	1.6	(19.6)	(4.1)
Provision for doubtful accounts	—	1.2	—	1.1	—
Amortization of debt-related deferred costs, discounts and premiums	(6.2)	(0.9)	(1.6)	(9.2)	(5.5)
Market adjustment on interest rate swap	0.6	0.2	—	1.7	—
Gain (loss) on contingent consideration	(31.4)	—	—	(31.4)	6.8
Gain on long-lived assets	0.9	4.4	—	5.3	—
Goodwill impairment	—	(4.1)	—	(4.1)	—
Earnings (loss) from unconsolidated affiliates, net	0.3	(0.4)	—	(0.1)	—
Non-cash equity compensation expense	(9.8)	(5.6)	(0.4)	(17.4)	(1.9)
Deferred income taxes	0.2	2.6	—	2.8	—
Interest and debt expense, net	31.7	22.8	10.4	77.9	35.8
Provision (benefit) for income taxes	(0.2)	0.5	0.3	1.0	1.2
Other non-cash (income) expense	(0.2)	0.1	—	(0.1)	0.2

EBITDA (a)	$51.5	$70.8	$34.5	$196.2	$134.6
Non-cash equity compensation expense	9.8	5.6	0.4	17.4	1.9
(Gain) loss on contingent consideration	31.4	—	—	31.4	(6.8)
Gain on long-lived assets	(0.9)	(4.4)	—	(5.3)	—
Goodwill impairment	—	4.1	—	4.1	—
(Earnings) loss from unconsolidated affiliates, net	(0.3)	0.4	—	0.1	—
Adjusted EBITDA from unconsolidated affiliates	1.9	0.6	—	2.5	—
Change in fair value of derivative contracts	(0.6)	9.7	—	10.7	—
Significant transaction related costs and other items	17.8	13.1	1.4	40.6	4.7

Adjusted EBITDA (a)	$110.6	$99.9	$36.3	$297.7	$134.4

(a)	EBITDA is defined as income before income taxes, plus net interest and debt expense, and depreciation, amortization and accretion expense. In addition, Adjusted EBITDA considers the adjusted earnings impact of our unconsolidated affiliates by adjusting our equity earnings or losses from our unconsolidated affiliates for our proportionate share of their depreciation and interest, the impact of certain significant items, such as non-cash equity compensation expenses, gains and impairments of long-lived assets and goodwill, third party costs incurred related to potential and completed acquisitions, gain or loss on contingent consideration, and other transactions identified in a specific reporting period. EBITDA and Adjusted EBITDA are not measures calculated in accordance with accounting principles generally accepted in the United States of America (GAAP), as they do not include deductions for items such as depreciation, amortization and accretion, interest and income taxes, which are necessary to maintain our business. EBITDA and Adjusted EBITDA should not be considered an alternative to net income, operating cash flow or any other measure of financial performance presented in accordance with GAAP. EBITDA and Adjusted EBITDA calculations may vary among entities, so our computation may not be comparable to measures used by other companies.

NEWS RELEASE

CRESTWOOD EQUITY PARTNERS LP (FORMERLY INERGY, L.P.)

Operating Statistics

(unaudited)

	Three Months Ended			Year Ended December 31,
	December 31, 2013	September 30, 2013	December 31, 2012	2013	2012
Gathering and Processing (MMcf/d)
Marcellus	461.2	424.4	360.2	419.6	227.2
Barnett rich	182.5	190.5	209.1	196.9	163.5
Barnett dry	226.6	229.5	232.8	231.8	268.4
Fayetteville	122.1	103.7	93.1	98.4	86.4
PRB Niobrara - Jackalope Gas Gathering(a)	47.5	42.4	—	45.0	—
Other	46.1	44.7	70.5	53.1	77.1

Total gathering volumes	1,086.2	1,024.4	965.7	1,019.8	822.6
Processing volumes	198.1	201.5	219.6	210.2	172.9
Compression volumes	347.3	267.1	25.6	287.6	6.4

NGL and Crude Services
Arrow Midstream
Crude oil (MBbls/d)	46.8	—	—	46.8	—
Natural gas (MMcf/d)	14.0	—	—	14.0	—
Water (MBbls/d)	11.5	—	—	11.5	—
COLT Hub - rail loading volumes (MBbls/d)	85.7	79.1	—	82.4	—
NGL Storage - capacity (MBbls)	1,500.0	1,500.0	—	1,500.0	—
% contracted	100%	100%	—	100%	—
NGL Supply & Logistics (gallons sold or processed, millions)	414.4	246.1	—	697.9	—
West Coast Operations (gallons sold or processed, millions)	175.8	192.6	—	403.0	—
Trucking Operations (gallons transported, millions)	373.7	318.2	—	691.9	—

Storage and Transportation
Northeast Storage - firm contracted capacity (Bcf)	34.8	34.8	—	34.8	—
% contracted	100%	100%	—	100%	—
Northeast Transportation - firm contracted capacity (MMcf/d)	875.0	875.0	—	875.0	—
% contracted	100%	100%	—	100%	—
Gulf Coast Storage - firm contracted capacity (Bcf)	14.5	14.5	—	14.5	—
% contracted	38%	38%	—	38%	—

(a)	Represents 50% owned joint venture, operational data reported at 100%.